FOR IMMEDIATE RELEASE
May 2, 2013

Genesis Energy, L.P. Reports First Quarter 2013 Results

HOUSTON – (BUSINESS WIRE) – Genesis Energy, L.P. (NYSE: GEL) today announced its first quarter results. Results for the quarter ended March 31, 2013 included the following items:

•
We generated total Available Cash before Reserves of $48.7 million in the first quarter of 2013, an increase of $9.1 million, or 23%, over the first quarter of 2012. Adjusted EBITDA increased $9.6 million, or 19%, to $60.8 million over the prior year quarter. Available Cash before Reserves and Adjusted EBITDA are non-GAAP measures that are defined and reconciled later in this press release to the most directly comparable GAAP financial measure, net income.

•	We recorded net income of $22.8 million, or $0.28 per unit for the first quarter of 2013, compared to $19.6 million, or $0.27 per unit, for the same period in 2012.

•
On May 15, 2013, we will pay a total quarterly distribution of $40.4 million attributable to our financial and operational results for the first quarter of 2013, based on our quarterly declared distribution of $0.4975 per unit. Our Available Cash before Reserves provided 1.21 times coverage for this quarterly distribution.

Grant Sims, CEO of Genesis Energy, said, "Our measured growth has allowed us to increase distributions to our unitholders for the thirty-first consecutive quarter, twenty-six of which have been 10% or greater over the prior year quarter and none were less than 8.7%.
As a result of a 35% increase in our unit price during the quarter, our equity-based compensation expense increased by an additional $2.6 million. Without such significant increase in our unit price, our Available Cash before Reserves would have been $51.3 million, providing a coverage ratio of 1.27, and our Adjusted EBITDA would have been $63.4 million.
Our existing businesses continue to perform as expected, including integrating new assets that allowed us to increase volumes. We continue to expect to realize an increasing contribution in 2013 and 2014 from our organic projects. Some projects, such as our Walnut Hill facility, have recently been completed and others, such as our Natchez, Wink, Wyoming and Texas City facilities, are progressing to completion. Our two largest growth projects announced to date, our SEKCO joint venture with Enterprise Products and our project around ExxonMobil's Baton Rouge refinery complex, will contribute in 2014 and accelerate into 2015. We believe that we are well-positioned, given the current available capacity in our offshore oil pipelines, to benefit in the latter part of this decade from the dramatically increasing level of development activity in the deepwater Gulf of Mexico.
As a result, we believe we are very well positioned to continue to achieve our goals of delivering low double-digit growth in distributions while increasing our coverage ratio and maintaining a better than investment grade leverage ratio, all without ever losing sight of our absolute commitment to safe, reliable and responsible operations.”
Financial Results
Available Cash before Reserves increased to $48.7 million in the first quarter of 2013 (or "2013 Quarter") as compared to $39.6 million for the first quarter of 2012 (or “2012 Quarter”). The primary components impacting Available Cash before Reserves are Segment Margin, corporate general and administrative expenses (excluding certain non-cash charges), interest expense and maintenance capital expenditures. Variances from the first quarter of 2012 in these components are explained as follows:
Segment Margin
Segment Margin (a non-GAAP measure) is defined below and reconciled later in this press release to income before income taxes. During the 2013 Quarter, Segment Margin increased $11.8 million over the 2012 Quarter primarily reflecting the impact of higher volumes in our supply and logistics segment.

Segment results for the first quarters of 2013 and 2012 were as follows:

	Three Months Ended March 31,
	2013	2012
	(in thousands)
Pipeline transportation	$25,196	$25,347
Refinery services	17,965	17,249
Supply and logistics	28,904	17,656
Total Segment Margin (1)	$72,065	$60,252

(1) We define Segment Margin as revenues less product costs, operating expenses (excluding non-cash charges, such as depreciation and amortization), and segment general and administrative expenses, plus our equity in distributable cash generated by our equity investees. In addition, our Segment Margin definition excludes the non-cash effects of our stock appreciation rights plan and includes the non-income portion of payments received under direct financing leases. A reconciliation of Segment Margin to income before income taxes is presented for periods presented in the table at the end of this release.

Pipeline transportation Segment Margin decreased $0.2 million, or 1%, between the first quarter periods. Crude oil tariff revenues of our onshore crude oil pipelines increased due to increased total throughput volumes, primarily on our Texas and Jay pipeline systems and upward tariff indexing on our FERC-regulated pipelines. These increases were offset by decreases in pipeline loss allowance revenues from both our onshore and offshore crude oil pipelines in addition to increased operating costs due to required five-year integrity testing expenditures on our onshore pipelines and general increases in operating costs inclusive of increased safety program costs.

Refinery services Segment Margin increased $0.7 million, or 4%, between the first quarter periods primarily due to higher NaHS sales volumes resulting from increased demand from customers in the pulp and paper industry. The pricing in our sales contracts for NaHS includes adjustments for fluctuations in commodity benchmarks, freight, labor, energy costs and government indexes. The frequency at which these adjustments are applied varies by contract, geographic region and supply point.

Supply and logistics Segment Margin increased $11.2 million, or 64%, between the first quarter periods. The increase in Segment Margin during the 2013 Quarter resulted primarily from a 28% increase in crude and petroleum products volumes. The increase in volumes is principally due to increased crude oil gathering and marketing activities in West and South Texas that benefited from our expanded trucking fleet. Segment Margin also increased due to the contribution from our crude oil rail loading and unloading operations completed in the second half of 2012. Our operating costs, excluding non-cash charges, increased 24% between the two quarters due to our expanded trucking and barge fleets.

Other Components of Available Cash

Corporate general and administrative expenses included in the calculation of Available Cash before Reserves increased by $2.2 million substantially due to an increase in equity-based compensation costs related primarily to the increase in our unit price.

Interest costs for the first quarter of 2013 increased $0.8 million from the first quarter of 2012 primarily as a result of increased borrowings for acquisitions and other growth projects, a portion of which were financed with our issuance in the first quarter of 2013 of $350 million of senior unsecured notes bearing interest at 5.75% per annum. This increase was net of capitalized interest costs attributable to our growth capital expenditures and investments in the SEKCO pipeline joint venture.

Several adjustments to net income are required to calculate Available Cash before Reserves.

The calculation of Available Cash before Reserves for the quarters ended March 31, 2013 and 2012 was as follows:

	Three Months Ended March 31,
	2013	2012
	(in thousands)
Net income	$22,846	$19,604
Depreciation and amortization	15,053	14,779
Cash received from direct financing leases not included in income	1,232	1,221
Cash effects of sales of certain assets	332	359
Effects of distributable cash generated by equity method investees not included in income	6,564	6,733
Cash effects of equity-based compensation plans	(1,523)	(1,577)
Non-cash legacy stock appreciation rights plan expense	4,630	476
Non-cash executive equity award expense	—	500
Expenses related to acquiring or constructing assets that provide new sources of cash flow	216	608
Unrealized gain on derivative transactions excluding fair value hedges	(52)	(1,992)
Maintenance capital expenditures	(819)	(1,213)
Non-cash tax benefit	(323)	(37)
Other items, net	538	156
Available Cash before Reserves	$48,694	$39,617

Other Components of Net Income

In the 2013 Quarter, we recorded net income of $22.8 million compared to $19.6 million in the 2012 Quarter. Our derivative positions resulted in a $0.1 million non-cash unrealized gain in the 2013 Quarter compared to a $2 million non-cash unrealized gain in the 2012 Quarter. In the 2013 Quarter, we recorded a non-cash expense related to our non-cash legacy stock appreciation rights plan of $4.6 million compared to $0.5 million in the 2012 Quarter. Fluctuations in the market price of our common units were the reasons for the difference.

Distributions

We have increased our quarterly distribution rate for thirty-one consecutive quarters. During that period, twenty-six of those quarterly increases have been 10% or greater year-over-year. Over the last four quarters, we have increased the distribution rate on our common units by a total of $0.0475 per unit, or 10.6%. Distributions paid over the last four quarters, and the distribution to be paid on May 15, 2013 for the first quarter of 2013, are as follows:

Distribution For	Date Paid	Per Unit Amount
2013
1st Quarter	May 15, 2013	$0.4975
2012
4th Quarter	February 14, 2013	$0.4850
3rd Quarter	November 14, 2012	$0.4725
2nd Quarter	August 14, 2012	$0.4600
1st Quarter	May 15, 2012	$0.4500

Earnings Conference Call

We will broadcast our Earnings Conference Call on Thursday, May 2, 2013, at 8:00 a.m. Central time. This call can be accessed at www.genesisenergy.com. Choose the Investor Relations button. For those unable to attend the live broadcast, a replay will be available beginning approximately one hour after the event and remain available on our website for 30 days. There is no charge to access the event.

Genesis Energy, L.P. is a diversified midstream energy master limited partnership headquartered in Houston, Texas. Genesis' operations include pipeline transportation, refinery services and supply and logistics. The Pipeline Transportation Division is engaged in the pipeline transportation of crude oil and carbon dioxide. The Refinery Services Division primarily processes sour gas streams to remove sulfur at refining operations. The Supply and Logistics Division is engaged in the transportation, storage and supply and marketing of energy products, including crude oil, refined products, and certain industrial gases. Genesis' operations are primarily located in Texas, Louisiana, Arkansas, Mississippi, Alabama, Florida and the Gulf of Mexico.

GENESIS ENERGY, L.P.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS - UNAUDITED

(in thousands, except per unit amounts)

	Three Months Ended March 31,
	2013	2012
REVENUES	$1,147,214	$960,717

COSTS AND EXPENSES:
Costs of sales	1,090,266	909,616
General and administrative expenses	11,747	9,592
Depreciation and amortization	15,053	14,779
OPERATING INCOME	30,148	26,730
Equity in earnings of equity investees	3,936	3,492
Interest expense	(11,441)	(10,596)
INCOME BEFORE INCOME TAXES	22,643	19,626
Income tax benefit (expense)	203	(22)
NET INCOME	$22,846	$19,604
NET INCOME PER COMMON UNIT:
Basic and Diluted	$0.28	$0.27
WEIGHTED AVERAGE OUTSTANDING COMMON UNITS:
Basic and Diluted	81,203	72,836

Immaterial Restatement
Quarterly amounts for revenues and cost of sales for 2012 include corrections to previously reported quarterly amounts for the first quarter of 2012. These corrections were made to present certain sales transactions on a gross basis that previously had been recorded on a net basis. The corrections had no effect on previously reported operating income, net income Segment Margin, Adjusted EBITDA or Available Cash before Reserves.

GENESIS ENERGY, L.P.
OPERATING DATA - UNAUDITED

	Three Months Ended March 31,
	2013	2012
Pipeline Transportation Segment
Onshore crude oil pipelines (barrels/day):
Texas	53,412	44,535
Jay	28,098	18,820
Mississippi	18,983	18,263
Onshore crude oil pipelines total	100,493	81,618
Offshore crude oil pipelines (barrels/day):
CHOPS (1)	114,174	101,528
Poseidon (1)	204,550	189,746
Odyssey (1)	43,174	40,068
GOPL	8,926	24,608
Offshore crude oil pipelines total	370,824	355,950
CO2 pipeline (Mcf/day)
Free State	208,416	178,012

Refinery Services Segment
NaHS (dry short tons sold)	36,622	33,765
NaOH (caustic soda dry short tons sold)	19,230	20,918

Supply and Logistics Segment
Crude oil and petroleum products sales (barrels/day)	107,389	83,928

(1) Volumes for our equity method investees are presented on a 100% basis.

GENESIS ENERGY, L.P.
CONDENSED CONSOLIDATED BALANCE SHEETS - UNAUDITED

(in thousands, except number of units)

	March 31, 2013	December 31, 2012
ASSETS
Cash and cash equivalents	$15,983	$11,282
Accounts receivable - trade, net	356,972	270,925
Inventories	79,155	87,050
Other current assets	30,147	34,777
Total current assets	482,257	404,034
Fixed assets, net	591,745	565,281
Investment in direct financing leases, net	156,055	157,385
Equity investees	608,076	549,235
Intangible assets, net	72,222	75,065
Goodwill	325,046	325,046
Other assets, net	39,882	33,618
Total assets	$2,275,283	$2,109,664
LIABILITIES AND PARTNERS’ CAPITAL
Accounts payable - trade	$312,719	$258,053
Accrued liabilities	60,660	54,598
Total current liabilities	373,379	312,651
Senior secured credit facility	271,000	500,000
Senior unsecured notes	700,865	350,895
Deferred tax liabilities	13,488	13,810
Other long-term liabilities	16,600	15,813
Partners' capital:
Common unitholders	899,951	916,495
Total liabilities and partners' capital	$2,275,283	$2,109,664

Units Data:
Total common units outstanding	81,202,752	81,202,752

GENESIS ENERGY, L.P.
RECONCILIATION OF SEGMENT MARGIN TO INCOME BEFORE INCOME TAXES - UNAUDITED

(in thousands)

	Three Months Ended March 31,
	2013	2012
Segment margin	$72,065	$60,252
Corporate general and administrative expenses	(10,837)	(8,621)
Non-cash items included in general and administrative costs	846	499
Cash expenditures not included in Adjusted EBITDA	216	608
Cash expenditures not included in net income	(1,536)	(1,614)
Adjusted EBITDA	60,754	51,124
Depreciation and amortization	(15,053)	(14,779)
Interest expense, net	(11,441)	(10,596)
Cash expenditures not included in Adjusted EBITDA or net income	1,320	1,006
Adjustment to exclude distributions from equity
investees and include equity in investees net income	(6,564)	(6,733)
Non-cash legacy stock appreciation rights plan expense	(4,630)	(476)
Non-cash executive equity award expense	—	(500)
Other non-cash items	(1,743)	580
Income before income taxes	$22,643	$19,626

GENESIS ENERGY, L.P.
ADJUSTED DEBT-TO-PRO FORMA EBITDA RATIO - UNAUDITED

(in thousands)

	March 31, 2013
Senior secured credit facility	$271,000
Senior unsecured notes (excluding unamortized premium of $865)	700,000
Less: Outstanding inventory financing sublimit borrowings	(64,500)
Less: Cash and cash equivalents	(15,983)
Adjusted Debt (1)	$890,517

	Pro Forma LTM (2)
Adjusted EBITDA (as reported)	March 31, 2013
2nd Quarter 2012	$54,259
3rd Quarter 2012	56,622
4th Quarter 2012	61,750
1st Quarter 2013	60,754
LTM Adjusted EBITDA	233,385
Acquisitions and material projects EBITDA adjustment (3)	36,656
Pro Forma EBITDA	$270,041

Adjusted Debt-to-Pro Forma EBITDA	3.30	x

(1) We define Adjusted Debt as the amounts outstanding under our senior secured credit facility and senior unsecured notes (excluding any unamortized premiums or discounts), less the amount outstanding under our inventory financing sublimit, less cash and cash equivalents on hand at the end of the period.

(2) Last twelve months ("LTM"). The most comparable GAAP measure to Adjusted EBITDA, income before income taxes, was $18.5 million for the second quarter of 2012, $22.7 million for the third quarter of 2012, $26.3 million for the fourth quarter of 2012 and $22.6 million for the first quarter of 2013. Reconciliations of Adjusted EBITDA to income before income taxes for all periods presented are available on our website at www.genesisenergy.com.

(3) This amount reflects the adjustment we are permitted to make under our credit agreement for purposes of calculating compliance with our leverage ratio. It includes a pro rata portion of projected future annual EBITDA from material projects and includes Adjusted EBITDA (using historical amounts) since the beginning of such calculation period attributable to each acquisition completed during such calculation period, regardless of the date on which such acquisition was actually completed. This adjustment may not be indicative of future results.

This press release includes forward-looking statements as defined under federal law. Although we believe that our expectations are based upon reasonable assumptions, we can give no assurance that our goals will be achieved. Actual results may vary materially. All statements, other than statements of historical facts, included in this release that address activities, events or developments that we expect, believe or anticipate will or may occur in the future are forward-looking statements, and historical performance is not necessarily indicative of future performance. Those forward-looking statements rely on a number of assumptions concerning future events and are subject to a number of uncertainties, factors and risks, many of which are outside our control, that could cause results to differ materially from those expected by management. Such risks and uncertainties include, but are not limited to, weather, political, economic and market conditions, including a decline in the price and market demand for products, the timing and success of business development efforts and other uncertainties. Those and other applicable uncertainties, factors and risks that may affect those forward-looking statements are described more fully in our Annual Report on Form 10-K for the year ended December 31, 2012 filed with the Securities and Exchange Commission and other filings, including our Current Reports on Form 8-K and Quarterly Reports on Form 10-Q. We undertake no obligation to publicly update or revise any forward-looking statement.

This press release and the accompanying schedules include non-generally accepted accounting principle (non-GAAP) financial measures of available cash and Adjusted EBITDA. The accompanying schedules provide reconciliations of these non-GAAP financial measures to their most directly comparable financial measures calculated in accordance with generally accepted accounting principles in the United States of America (GAAP). Our non-GAAP financial measures should not be considered as alternatives to GAAP measures of liquidity or financial performance. We believe that investors benefit from having access to the same financial measures being utilized by management, lenders, analysts and other market participants.

Available Cash before Reserves. Available Cash before Reserves, also referred to as distributable cash flow, is commonly used as a supplemental financial measure by management and by external users of financial statements such as investors, commercial banks, research analysts and rating agencies, to assess: (1) the financial performance of our assets without regard to financing methods, capital structures, or historical cost basis; (2) the ability of our assets to generate cash sufficient to pay interest costs and support our indebtedness; (3) our operating performance and return on capital as compared to those of other companies in the midstream energy industry, without regard to financing and capital structure; and (4) the viability of projects and the overall rates of return on alternative investment opportunities. Because Available Cash before Reserves excludes some items that affect net income or loss and because these measures may vary among other companies, the Available Cash before Reserves data presented in this press release may not be comparable to similarly titled measures of other companies.

Available Cash before Reserves is a performance measure used by our management to compare cash flows generated by us to the cash distribution paid to our common unitholders. This is an important financial measure to our public unitholders since it is an indicator of our ability to provide a cash return on their investments. Specifically, this financial measure aids investors in determining whether or not we are generating cash flows at a level that can support a quarterly cash distribution to the partners. Lastly, Available Cash before Reserves is the quantitative standard used throughout the investment community with respect to publicly-traded partnerships.

Available Cash before Reserves is net income as adjusted for specific items, the most significant of which are the addition of certain non-cash expenses (such as depreciation and amortization), the substitution of distributable cash generated by our equity investees in lieu of our equity income attributable to our equity investees, the elimination of gains and losses on asset sales (except those from the sale of surplus assets), unrealized gains and losses on derivative transactions not designated as hedges for accounting purposes, the elimination of expenses related to acquiring or constructing assets that provide new sources of cash flows and the subtraction of maintenance capital expenditures, which are expenditures that are necessary to sustain existing (but not to provide new sources of) cash flows.

Adjusted EBITDA. Adjusted earnings before interest, taxes, depreciation and amortization ("Adjusted EBITDA") is commonly used as a supplemental financial measure by management and external users of our financial statements, such as investors, commercial banks, research analysts and rating agencies. Since Adjusted EBITDA excludes some, but not all, items that affect net income or loss and because these measures may vary among other companies, the Adjusted EBITDA data presented in this press release may not be comparable to similarly titled measures of other companies.

We define Adjusted EBITDA as net income or loss plus net interest expense, income taxes, depreciation and amortization plus other specific items, the most significant of which are the addition of cash received from direct financing leases not included in income, non-cash equity-based compensation expense, expenses related to acquiring assets that provide new sources of cash flow and the effects of available cash generated by equity method investees not included in income. We also exclude the effect on net income or loss of unrealized gains or losses on derivative transactions.

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Contact:
Genesis Energy, L.P.
Bob Deere
Chief Financial Officer
(713) 860-2516